EXHIBIT 99.1


August 20, 1999

PRESS RELEASE INFORMATION

         MARKER INTERNATIONAL RESTRUCTURING NEARS COMPLETION

Marker International reached a major milestone in its efforts to restructure the company. The company has been working to complete an investment by CT Sports (a partnership between Tecnica and Volkl).

A Purchase Agreement between the companies was signed on July 30, 1999. Pursuant to the terms of the Purchase Agreement, CT Sports will own an 85% equity interest, and Marker will own a 15% equity interest, in Marker International GmbH, the company to which substantially all of the assets of Marker will be transferred. A prerequisite of this Purchase Agreement is the filing of a pre-negotiated Chapter 11 bankruptcy proceeding. This sets the stage for Marker to obtain court approval of the restructured debt and lending agreements that have been successfully negotiated. On August 19, 1999, Marker International, DNR North America and DNR USA filed this pre-negotiated proceeding. The operating subsidiaries of Marker International are not in any bankruptcy proceedings and will continue to service and supply the customers around the world.

Marker expects that the restructuring plan will be confirmed by the court by November 1999. Peter Weaver, CEO of Marker, commented on this development, "This is very positive news for Marker. As a pre-negotiated proceeding, we have every reason to believe that the path is now clear for the investment in Marker to take place shortly after confirmation of the restructuring plan. The creditor group has been supportive of Marker as an on-going business. The business is aggressively moving forward with improvements in our production operations, marketing and distribution programs and new product development programs for the upcoming years. Discontinuing the snowboard business stopped all losses in this category and we have been able to focus our resources on keeping the premium position for ski bindings. The licensing of the Marker apparel brand has been successful for both Marker and the licensee."


For further information, contact:

Peter C. Weaver, President and Chief Executive Officer
Marker International
(800) 462-7537

Kevin Hardy, Chief Financial Officer
Marker International
(800) 462-7537